As filed with the United States Securities and Exchange Commission on November 8, 2017.

Registration No. 333-220867

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ERYTECH Pharma S.A.

(Exact name of registrant as specified in its charter)

France	2836	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ERYTECH Pharma S.A.

Bâtiment Adénine, 60 Avenue Rockefeller

69008 Lyon France

+33 4 78 74 4438

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CorpoMax Inc.

2915 Ogletown Road

Newark, Delaware 19713

+1 302 266 8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc Recht Divakar Gupta Brian Leaf Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 +1 617 937 2300	Arnaud Duhamel Gide Loyrette Nouel A.A.R.P.I. 22, cours Albert ler 75008 Paris France +33 1 40 75 00 00	Eric W. Blanchard Brian K. Rosenzweig Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, New York 10018-1405 +1 212 841 1111	Bertrand Sénéchal Linklaters LLP 25 rue de Marignan 75008 Paris France +33 1 56 43 56 43

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form F-1 (“Registration Statement”) is being filed solely for the purpose of filing Exhibit 1.1 and updating Item 8 of the Registration Statement accordingly. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly, such prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	Indemnification of Directors and Officers.

Under French law, provisions of bylaws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

We have liability insurance for our directors and officers, and intend to obtain coverage for insurance against liability under the Securities Act. We also intend to enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

ITEM 7.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold since January 1, 2014.

∎	In October 2014, we issued 1,224,489 ordinary shares in a follow-on offering to investors at an issue price of €24.50 per share for an aggregate purchase price of €30 million. 80% of the offering was conducted outside of France, with 68% of the offering sold in the United States. Bryan, Garnier & Co. served as global coordinator and bookrunner and LifeSci Capital acted as U.S. placement agent, and the total sales commissions were €1,434,999.

∎	In December 2015, we issued an aggregate of 940,000 ordinary shares in an offering to institutional investors in the United States and Europe at an issue price of €27.00 per share for a total aggregate purchase price of €25.4 million. 15% of the offering was sold in a private placement in the United States and 85% of the offering was sold in a private placement in Europe. Jefferies International Limited, Leerink Partners LLC and Bryan, Garnier & Co. Limited acted as placement agents and LifeSci Capital LLC acted as a co-manager. The total sales commissions were €2,592,269.

∎	In December 2016, we issued an aggregate of 793,877 ordinary shares in an offering to institutional investors in the United States and Europe at an issue price of €12.50 per share for a total aggregate purchase price of €9.9 million. Jefferies International Limited acted as sole bookrunner. The total sales commissions were €694,642.

∎	In April 2017, we issued an aggregate of 3,000,000 ordinary shares in an offering to institutional investors in the United States and Europe at an issue price of €23.50 per share for a total aggregate purchase price of €70.5 million. Jefferies International Limited served as sole global coordinator and acted together with Cowen and Company, LLC and Oddo BHF SCA (formerly known as Oddo & Cie) as joint bookrunners. The total sales commissions were €4,957,630.

∎	Since January 1, 2014 through September 30, 2017, we have granted 31,676 founder’s warrants, or BSPCEs, consisting of 13,176 warrants at an exercise price of €73.62 per warrant and 18,500 warrants at an exercise price of €122.50 per warrant. In the same period, 18,391 BSPCEs have been exercised, resulting in the issuance of 183,910 shares for aggregate proceeds to us of €1.4 million.

∎

Since January 1, 2014 through September 30, 2017, we have granted 6,735 share warrants, or BSAs, to non-employee directors at an exercise price per warrant of €73.62, 3,000 BSAs at an exercise price per warrant of

€122.50, 45,000 BSAs at an exercise price per warrant of €18.52 and 15,000 BSAs at an exercise price per warrant of €13.60 and 55,000 BSA at an exercise price of €26.47. In the same period, 4,442 BSAs have been exercised, resulting in the issuance of 44,420 shares for aggregate proceeds to us of €331,908.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, (c) under Rule 144A under the Securities Act in that the shares were offered and sold by the initial purchasers to qualified institutional buyers or (d) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation.

ITEM 8.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1	Form of Underwriting Agreement

3.1*	Form of Bylaws of the registrant (English translation), to be effective prior to the completion of this offering

4.1*	Form of Amended and Restated Deposit Agreement

4.2*	Form of American Depositary Receipt (included in Exhibit 4.1)

5.1*	Opinion of Gide Loyrette Nouel A.A.R.P.I.

8.1*	Tax Opinion of Gide Loyrette Nouel A.A.R.P.I.

10.1*	Lease Agreement by and between the registrant and PFO2 SCPI (represented by PERIAL Asset Management SASU), dated June 9, 2015 (English translation)

10.2*	Addendum #1 to the Lease Agreement by and between the registrant and PF02 SCPI (represented by PERIAL Asset Management SASU), dated December 30, 2016 (English translation)

10.3†*	Exclusive License and Distribution Agreement by and between the registrant and Orphan Europe, dated as of November 22, 2012, First Amendment to the Exclusive License and Distribution Agreement, dated as of February 22, 2013 and Second Amendment to the Exclusive License and Distribution Agreement, dated as of August 4, 2014

10.4†*	Addendum #3 to the Exclusive License and Distribution Agreement by and between the registrant and Orphan Europe, dated July 21, 2016

10.5†*	Exclusive Distribution Agreement by and between the registrant and Abic Marketing Limited, dated as of March 28, 2011

10.6†*	Exclusive Supply Agreement for L-asparaginase by and between the registrant and medac GmbH, dated as of December 12, 2008 and Addendum #1 to the Exclusive Supply Agreement for L-Asparaginase, dated August 19, 2009

10.7†*	Exclusive Supply Agreement for recombinant L-asparaginase by and between the registrant and medac GmbH, dated as of May 3, 2011 and Addendum #1 to the Exclusive Supply Agreement for recombinant L-asparaginase, dated April 4, 2014

10.8*	Addendum #2 to the Exclusive Supply Agreement for L-asparaginase by and between the registrant and medac GmbH, dated July 25, 2016

10.9†*	Addendum #2 to the Exclusive Supply Agreement for recombinant L-asparaginase by and between the registrant and medac GmbH, dated July 25, 2016

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.10†*	Patent License Agreement by and between the registrant and the Public Health Service, dated as of June 19, 2012

10.11+*	Form of indemnification agreement between the registrant and each of its executive officers and directors

10.12+*	Summary of BSA Plans

10.13+*	Summary of BSPCE Plans

10.14+*	2016 Share Option Plan (English translation)

10.15+*	2016 Free Share Plan (English translation)

21.1*	List of subsidiaries of the registrant

23.1*	Consent of KPMG S.A.

23.2*	Consent of Gide Loyrette Nouel A.A.R.P.I. (included in Exhibits 5.1 and 8.1 )

24.1*	Power of Attorney (included on signature page to the filing of this Registration Statement on Form F-1)

*	Previously filed.

+	Indicates a management contract or any compensatory plan, contract or arrangement.

†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

(b)	Financial Statement Schedules

All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.

ITEM 9.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lyon, France, on the 8th day of November, 2017.

ERYTECH PHARMA S.A.

By:	/s/ Gil Beyen
Gil Beyen
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gil Beyen Gil Beyen	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	November 8, 2017

/s/ Eric Soyer Eric Soyer	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	November 8, 2017

* Sven Andréasson	Director	November 8, 2017

* Philippe Archinard, Ph.D.	Director	November 8, 2017

* Allene Diaz	Director	November 8, 2017

* Luc Dochez, Pharm.D.	Director	November 8, 2017

* Martine Ortin George, M.D.	Director	November 8, 2017

* Hilde Windels	Director	November 8, 2017

*By:	/s/ Gil Beyen
Gil Beyen Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ERYTECH Pharma S.A. has signed this Amendment No. 2 to the Registration Statement on the 8th day of November, 2017.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director